Exhibit 10.1

CBRE DEFERRED COMPENSATION PLAN

As Amended and Restated

Effective April 15, 2012

TABLE OF CONTENTS

1.	PURPOSE	1
2.	DEFINITIONS	1
3.	DEFERRAL ELECTIONS	3
4.	ACCOUNTS	5
5.	VESTING OF ACCOUNTS	5
6.	DISTRIBUTION OF ACCOUNTS	5
7.	PLAN ADMINISTRATION	5
8.	NO FUNDING OBLIGATION	6
9.	NONALIENATION OF BENEFITS	6
10.	NO LIMITATION OF EMPLOYER RIGHTS	7
11.	APPLICABLE LAW	7
12.	DIRECTORS	7

1.	PURPOSE

The purpose of the CBRE Deferred Compensation Plan is to allow a select group of management or highly compensated employees of CBRE Services, Inc. and certain of its affiliates to defer receipt of Salary, Bonuses, and Commissions. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan is amended and restated effective April 15, 2012, and is intended to comply with the requirements of Code Section 409A. The Plan was previously called the CB Richard Ellis Deferred Compensation Plan.

2.	DEFINITIONS

Whenever referred to in the Plan, the following terms shall have the meanings set forth below except where the context indicates otherwise.

“Account” means an account of a Participant or an Alternate Payee established under Section 4 and maintained by the Committee as an unfunded and unsecured book entry reflecting the liability of the Employers in the amount of the Participant’s accumulated Deferrals plus interest.

“Alternate Payee” means a spouse, former spouse, child or other dependent of a Participant who is recognized by a Domestic Relations Order as having a right to receive all or a portion of the benefits payable under the Plan with respect to the Participant.

“Beneficiary” means the person or persons designated by the Participant for purposes of the Plan on a form prescribed by the Committee. If the Participant has not designated any beneficiaries under the Plan, “Beneficiary” means the person or persons who are the Participant’s beneficiaries under the group term life insurance programs of the Employer Group. If the Participant has not designated any beneficiaries under the Plan and is not participating in such group term life insurance programs as an employee at the time of death, “Beneficiary” means the Participant’s estate. With respect to an Alternate Payee, “Beneficiary” means the person or persons who are the Alternate Payee’s beneficiaries as designated by the Alternate Payee on a form prescribed by the Committee or in a Domestic Relations Order. In the absence of a proper designation, the Beneficiary of an Alternate Payee means the Alternate Payee’s estate.

“Bonus” means an annual bonus that is awarded to an Eligible Employee with respect to services rendered during a Plan Year and is payable during the first calendar quarter after the end of the Plan Year.

“CBRE” means CBRE Services, Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means “sales commission compensation” as defined in Treasury Regulations §1.409A-2(a)(12).

“Committee” means the Chief Executive Officer of CBRE or a committee consisting of three or more individuals selected by the Chief Executive Officer of CBRE.

“Compensation” means a Participant’s individual remuneration for services rendered to an Employer or another person, as determined by the Committee in its complete discretion, consisting of “wages” as shown on Form W-2, (i) excluding (A) income resulting from forgiveness of interest or principal on indebtedness to an Employer, (B) distributions under this Plan that would otherwise be includable as such “wages,” (C) draws against future commissions even if “wages” for Form W-2 purposes, (D) income resulting from the exercise of stock options or lapse of restrictions on sales of restricted stock, and (E) amounts intended to reimburse the Participant for costs or expenses, and (ii) increased by (A) Deferrals under this Plan, and (B) deferrals under the CBRE 401(k) Plan, and (C) deferrals pursuant to any cafeteria plan of the Employer Group or any other pre-tax deferrals the Committee determines to be similar. The Committee, in its discretion in a particular case, may adjust “Compensation” by adding back items described in clause (i) of the preceding sentence or subtracting items described in clause (ii) of the preceding sentence, or adding or subtracting other items, for one or more individual purposes of the Plan. For purposes of determining whether or not a person is an Eligible Employee, Compensation may, if and to the extent determined by the Committee, include Compensation paid by a former employer.

“Deferral” means the portion of Salary, Bonuses and Commissions elected by a Participant to be deferred in accordance with the Plan.

“Domestic Relations Order” has the meaning given by Code Section 414(p)(1)(B).

“Eligible Employee” means an employee of an Employer who is designated by the Committee, in its sole discretion, as an Eligible Employee for a Plan Year.

“Employer” means CBRE or any other member of the Employer Group that is designated by the Committee as an Employer.

“Employer Group” means CBRE and all persons with whom CBRE would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations) and all persons with whom CBRE would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control). In applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) and in applying Treasury Regulations §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), no change shall be made to the language “at least 80 percent” in such Code Section and in such regulation.

“Participant” means any Eligible Employee who has made an election to defer Salary, Bonuses or Commissions under Section 3.1 or for whom the Plan maintains an Account.

“Plan” means this CBRE Deferred Compensation Plan, as hereby amended and restated, and as thereafter amended.

“Plan Year” means the calendar year.

“Salary” means the periodic payments an Employer makes to an Eligible Employee for services rendered, based on elapsed time, without regard to hours worked or tasks accomplished.

“Separation from Service” means any voluntary or involuntary separation from service, within the meaning of Code Section 409A(a)(2)(A)(i), from the Employer Group; provided that, in order for a Separation from Service to occur, it must be reasonably anticipated that the level of bona fide services the Participant will perform will permanently decrease to no more than 30 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services if less than 36 months).

3.	DEFERRAL ELECTIONS

3.1 Elections. An Eligible Employee’s election to make a Deferral shall meet the requirements of this Section, but shall otherwise be in accordance with such limitations, restrictions and forms as the Committee may prescribe, in its discretion. An Eligible Employee may elect, prior to the close of business on December 31 of any Plan Year (or such earlier date as the Committee shall specify) to defer

(a) A portion or all of the Salary earned by the Eligible Employee during the immediately succeeding Plan Year;

(b) A portion or all of any Bonus that may be awarded to the Eligible Employee with respect to services rendered during the immediately succeeding Plan Year; and

(c) A portion or all of the Commission that would otherwise be payable to the Eligible Employee during the 12-month period beginning on April 1 of the next Plan Year; provided, however, that if any Commission that would otherwise be payable during any such

12-month period relates to payments received by the Employer from the customer prior to the preceding January 1, the deferral of such Commission shall be governed by the Commission deferral election made (or lack of Commission deferral election) with respect to Commissions received during the immediately preceding period.

Separate Deferral elections must be made for each Plan Year. An Eligible Employee’s Deferral election for a Plan Year shall become irrevocable at 5:00 PM, central time, on the last day for making an election. An Eligible Employee may revoke or change a Deferral election at any time prior to the date the election becomes irrevocable. Any such revocation or change shall be made in a form and manner determined by the Committee. No amounts may be deferred which are required to satisfy applicable Social Security, Medicare or other employment taxes, cafeteria plan contributions, amounts payable pursuant to domestic relations orders, the first $5,000 of debts owed to CBRE, or state, local or foreign taxes on the deferred Salary, Bonuses or Commissions.

3.2 Year of Hire. If the Committee designates as an Eligible Employee for a Plan Year an employee who is hired by an Employer during that Plan Year and the employee wishes to make a deferral election for that Plan Year, the election must be made within 30 days after the date the employee becomes eligible to participate in the Plan and may not apply with respect to Compensation for services to be performed before the election.

3.3 Terms of Deferral Elections. With respect to each Plan Year Deferral, the Participant may elect distribution either

(a) In a lump sum in the second payroll period of the calendar year which is the fifth calendar year commencing after the close of the calendar year in which the Deferral election is effective, unless the Participant’s Separation from Service occurs prior to distribution;

(b) In a lump sum in the second payroll period of the calendar year which is the seventh calendar year commencing after the close of the calendar year in which the Deferral election is effective, unless the Participant’s Separation from Service occurs prior to distribution;

(c) In a lump sum in at the end of the month which is six months after Separation from Service; or

(d) In annual installments over five years, with the first installment being paid on July 15 of the calendar year next following the calendar year in which Separation from Service occurs and being equal to one fifth of the then-value of the Plan Year Deferral balance and the other installments being paid on July 15 of the next four calendar years and being equal, in subsequent years, to one quarter, one third, one half and 100% of the Plan Year Deferral balance then remaining.

If the Participant elects payment under (a) or (b), but the Participant’s Separation from Service occurs prior to distribution, the Plan Year deferral balance will be paid six months after the Participant’s Separation from Service. If a Participant dies before all of the amounts credited to his or her Account have been distributed, the Participant’s Beneficiary shall receive such amounts in the Participant’s Account in accordance with such Participant’s distribution election and the terms of the Plan.

3.4 Special Rules for 2012 Plan Year. The Committee shall establish special election periods for deferrals of Compensation earned in the 2012 Plan Year and shall limit the amount of 2012 Compensation that can be deferred, consistent with the following principles:

(a) Treasury Regulations §1.409A-2(a)(7)(i) provides that, in the case of the first year in which a Participant becomes eligible to participate in a plan, the Participant may make an initial deferral election within 30 days after the date the Participant becomes eligible, with respect to compensation paid for services to be performed after the election and provides that annual bonuses are deemed to be compensation paid for services to be performed after the election if the election applies to no more than an amount equal to the total amount of bonus multiplied by the ratio or the number of days remaining in the year after the election over the total number of days in the year.

(b) Prior to the 2012 Plan Year, the last Plan Year Deferral was for 2008 and all Accounts were paid out in 2009 pursuant to special elections permitted by Section 3.02 of IRS Notice 2006-79 as amended by Section 3.01(B)(1) of IRS Notice 2007-86. On April 15, 2012, no Participant participates in any other plan that would be aggregated with the Plan pursuant to Treasury Regulations §1.409A-1(c)(2). Accordingly, each Participant in the Plan, as restated effective April 15, 2012, is treated as a new participant, effective April 15, 2012, pursuant to Treasury Regulations §1.409A-2(a)(7)(ii).

(c) Treasury Regulations §1.409A-2(a)(12)(i) provides that Commissions are deemed to be earned when the customer makes payment to the Employer.

4.	ACCOUNTS

The Committee shall establish an Account for each Participant (and any Alternate Payee for such Participant) to which the Participant’s Deferrals and interest thereon, shall be credited, and from which the amount of any distributions shall be debited when paid. The Committee shall establish separate subaccounts for Deferrals with respect to each Plan Year. Interest shall be credited with respect to each calendar quarter at a rate determined by the Committee from time to time, provided that the Committee determines the rate is a reasonable rate within the meaning of Treasury Regulations §§ 1.409A-1(o) and 31.3121(v)(2)-1(d)(2).

5.	VESTING OF ACCOUNTS

All amounts credited to an Employee Account shall be vested and nonforfeitable at all times.

6.	DISTRIBUTION OF ACCOUNTS

Amounts credited to a Participant’s Account shall be distributed in accordance with elections made pursuant to Section 3.

7.	PLAN ADMINISTRATION

7.1 Adoption and Administration. This Plan shall be adopted by each Employer and shall be administered by the Committee.

7.2 Amendment or Termination. This Plan may be amended or terminated, in whole or in part, at any time, in the discretion of the Board of Directors of CBRE or its delegate, in any way that is consistent with Code Section 409A and the regulations and other guidance issued thereunder.

7.3 Committee Authority. The Committee shall have the sole authority, in its discretion, to adopt, amend and rescind such rules and regulations as are consistent with the Plan as it deems advisable for the administration of the Plan, to construe and interpret the Plan, the rules and regulations, and Deferral election forms, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Committee shall be binding on all persons. The Committee may delegate its responsibilities as it sees fit.

7.4 Electronic Form. Any election or other administrative document under the Plan may be created, transmitted and maintained in electronic form, to the extent permitted by the Committee.

8.	NO FUNDING OBLIGATION

8.1 No Rights to Assets. No Employer is under any obligation to secure any amount credited to a Participant’s Account by any specific assets of any Employer or any other assets in which any Employer has an interest. Neither the Participant nor his or her estate, assigns or successors shall have any rights against any Employer with respect to any portion of the Account except as a general unsecured creditor. No Participant has an interest in his or her Account except to the extent the Participant actually receives a distribution of cash.

8.2 Employer Obligation. The obligation to make payments to any Participant hereunder shall be that of the Employer for whom such Participant performed services during the period or periods that such Participant deferred receipt of Salary, Bonuses or Commissions.

9.	NONALIENATION OF BENEFITS

9.1 No Alienation. No benefit under this Plan may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated, or otherwise disposed of, and any attempt to do so shall be void. No such benefit, prior to receipt thereof by a Participant, shall be in any manner subject to the debts, contracts, liabilities, engagements, or torts of such Participant.

9.2 Domestic Relations Order. Notwithstanding Section 9.1, all or a portion of a Participant’s benefit under the Plan may be payable to an Alternate Payee pursuant to the terms of a Domestic Relations Order, if the Committee determines that the order satisfies Plan requirements.

(a) Separate Account. As soon as reasonably practicable after the Committee determines that a Domestic Relations Order satisfies Plan requirements, a separate “Alternate Payee Account” shall be established for the Alternate Payee, and the portion of each of the Participant’s Accounts that was assigned to the Alternate Payee by the Domestic Relations Order shall be transferred to the Alternate Payee Account. Unless the Domestic Relations Order otherwise provides, the transfers to the Alternate Payee’s Account shall be made pro rata from each Deferral that had been credited to the Participant’s Accounts.

(b) Distributions. Distributions from the Alternate Payee Account to the Alternate Payee or the Alternate Payee’s Beneficiary shall be made at the same time as distributions made from the Account of the Participant.

10.	NO LIMITATION OF EMPLOYER RIGHTS

Nothing in this Plan shall be construed to limit in any way the right of any Employer to terminate an Eligible Employee’s employment or other services at any time for no reason, or any reason, and without regard to whether such termination is in good faith; nor shall it be evidence of any agreement or understanding, express or implied, that any Employer (i) will continue an Eligible Employee in any particular position, (ii) will ensure participation in any incentive programs, or (iii) will grant any awards under such programs.

11.	APPLICABLE LAW

CBRE intends the Plan to meet the requirements of Code Section 409A and the regulations and other guidance thereunder. This Plan shall be construed in accordance therewith, and any Plan provision that does not meet such requirements shall be void. The Plan shall also be construed and its provisions enforced and administered in accordance with the Employee Retirement Income Security Act of 1974, as amended (to the extent applicable) and, to the extent not preempted, the laws of the State of Delaware.

12.	DIRECTORS

The Committee may also allow non-employee directors of CBRE Group, Inc. (“Directors”) to become Participants in the Plan. If the Committee allows Directors to become Participants, the Committee shall determine the compensation that Directors may defer. If a Director becomes a Participant during a Plan Year, the Committee shall limit the compensation that the Director may defer for that Plan Year, in accordance with the principles set forth in Sections 3.2 and 3.4. If a Director becomes a Participant, the following definitions shall be changed with respect to the Director as indicated below:

“Compensation,” as the term is applied with respect to a Director, shall have the meaning determined by the Committee.

“Deferral,” as the term is applied with respect to a Director, means the portion of a Director’s compensation specified by the Committee that is elected by the Director to be deferred in accordance with the Plan.

“Eligible Employee,” as the term is used in the Plan, includes a Director.

“Employee,” as the term is used in the Plan, includes a Director.

“Employer,” as the term is used in the Plan with respect to a Director, includes CBRE Group, Inc.

“Participant,” as the term is used in the Plan, includes any Director who has made an election to defer compensation.

IN WITNESS WHEREOF, CBRE Services, Inc. has caused this Deferred Compensation Plan to be duly executed by the undersigned on March 6, 2012.

CBRE SERVICES, INC.

By:	/s/ BRETT WHITE
Brett White
Chief Executive Officer